Prospectus Supplement #2	Filed pursuant to Rule 424(b)(3)
(to prospectus dated July 1, 2002)	Registration No. 333-87090

EMULEX CORPORATION

1.75% Convertible Subordinated Notes Due February 1, 2007 and
Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 1.75% convertible subordinated notes due February 1, 2007 and the shares of our common stock issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated July 1, 2002, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading “Selling Holders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount of	Shares of Common		Shares of Common
	Notes Beneficially	Stock Owned Prior	Shares of Common	Stock Owned After
	owned That May Be	to the	Stock That May Be	Completion of the
Name of Beneficial Owner	Offered	Offering(1)(2)	Offered(2)	Offering

Arbitex Master Fund L.P.	9,000,000	167,161	167,161	—
B.G.I. Global Investors	70,000	1,300	1,300	—
c/o Forest Investment Mngt L.L.C
Dodeca Fund, L.P.	1,000,000	18,573	18,573	—
Forest Fulcrum Fund L.L.P.	240,000	4,457	4,457	—
Forest Global Convertible Fund Series A-5	976,000	18,127	18,127	—
LLT Limited	68,000	1,263	1,263	—
Lyxor Master Fund	282,000	5,237	5,237	—
c/o Forest Investment Mngt L.L.C
Lyxor Master Fund ref HW	2,500,000	46,433	46,433	—
Marathon Global Convertible Master Fund, Ltd.	10,000,000	185,735	185,735	—
Pacific Life Insurance Company	1,500,000	27,860	27,860	—
RBC Alternative Assets L.P.	38,000	705	705	—
c/o Forest Investment Mngt L.L.C
Relay 11 Holdings	34,000	631	631	—
c/o Forest Investment Mngt L.L.C
Sphinx Convertible Arbitrage	18,000	334	334	—
c/o Forest Investment Mngt L.L.C
Sylvan (IMA) Ltd.	152,000	2,823	2,823	—
c/o Forest Investment Mngt L.L.C
Zurich Master Hedge Fund	122,000	2,265	2,265	—
c/o Forest Investment Mngt L.L.C

(1)	Includes common stock into which the notes are convertible.

(2)	Assumes a conversion rate of $53.84 per share and a cash payment in lieu of any fractional interest.

     Investing in our notes and common stock involves risks. Prospective purchasers of our notes and shares of common stock should carefully read the risk factors beginning on page 3 of the prospectus and the sections entitled “Risk Factors” in the documents we file with the Securities and Exchange Commission.

     Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 3, 2002.